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Monday November 16, 8:10 pm Eastern Time

Company Press Release

SPECIAL INDEPENDENT COMMITTEE ADVISES BA
MERCHANT SERVICES, INC. AND BANK OF
AMERICA NT&SA THAT PRICE OFFERED IS NOT
ADEQUATE

SAN FRANCISCO--(BUSINESS WIRE)--Nov. 16, 1998--

BA Merchant Services, Inc. ("BAMS")(NYSE:BPI - news) announced today that the Special Committee of its Board of Directors has engaged Credit Suisse First Boston Corporation to serve as independent financial advisor to the Special Committee and has engaged Cooley Godward, LLP and Richards, Layton & Finger to serve as independent legal counsel to the Special Committee.

The Special Committee, which consists entirely of directors independent of Bank of America NT&SA (the "Bank") and its affiliates, was established to review and evaluate the advisability of the proposal made by the Bank on October 22, 1998 to acquire in a merger transaction all of the outstanding shares of Class A Common Stock of BAMS which are publicly held at a cash value of $15.50 per share.

Following meetings and discussions with its legal and financial advisors, the Special Committee has advised BAMS and the Bank that the $15.50 per share value offered by the Bank is not adequate. The Special Committee also has advised BAMS and the Bank that it remains willing to discuss a transaction at an appropriate per share value.

No assurance can be given as to whether negotiations will occur between the Bank and the Special Committee or whether the Bank and BAMS will agree upon the terms of a transaction.

The Bank owns 100% of the Class B Common Stock of BAMS, which represents 66.6% of the economic interest and 95.2% of the voting power of BAMS' common stock. The Class A Common Stock is traded on the New York Stock Exchange under the symbol "BPI".

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Contact:

BA Merchant Services, Inc. (NYSE:BPI - news)
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Shirley Norton, 415/622-4041 (Media Contact)
Vince Barella, 415/241-7732 (Investor Contact)